Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

UNIMIN CORPORATION

Unimin Corporation (the Corporation), a corporation organized and existing under the General Corporation Law of the State of Delaware (the DGCL), hereby certifies as follows:

1. The name of the Corporation is Unimin Corporation. The Corporation was originally incorporated pursuant to the DGCL on January 13, 1970, when the original Certificate of Incorporation was filed with the Delaware Secretary of State (the Original Certificate). The Original Certificate was restated by filing a Restated Certificate of Incorporation on June 14, 1996 (the Restated Certificate).

2. This Amended and Restated Certificate of Incorporation (this A&R Certificate), which restates and amends the Restated Certificate, has been declared advisable by the board of directors (the Board of Directors) of the Corporation, duly adopted by the stockholders of the Corporation (the Stockholders) and duly executed and acknowledged by the officers of the Corporation (each, an Officer) in accordance with Sections 103, 228, 242 and 245 of the DGCL.

3. The Restated Certificate is hereby amended and restated in its entirety as follows:

FIRST. The name of the Corporation is Covia Holdings Corporation.

SECOND. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the city of Wilmington, County of New Castle. The name of its registered agent at such address is the Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 765,000,000 shares of capital stock, classified as (i) 15,000,000 shares of preferred stock, par value $0.01 per share (Preferred Stock), and (ii) 750,000,000 shares of common stock, par value $0.01 per share (Common Stock). Upon the Effective Time, each one (1) share of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be converted into 89.0403467639676 shares of Common Stock.

The designations and the powers, preferences, rights, qualifications, limitations and restrictions of Preferred Stock and Common Stock are as follows:

1. Provisions Relating to Preferred Stock.

a. Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences, and rights, and qualifications, limitations, and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereafter prescribed (a Preferred Stock Designation).

b. Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of Preferred Stock from time to time in one or more series, and with respect to each series of Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to each series of Preferred Stock, including, but not limited to, the following:

i. whether or not the series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such series is to be entitled to vote on one or more matters as a separate class either alone or together with the holders of one or more other classes or series of stock;

ii. the number of shares to constitute the series and the designations thereof;

iii. the preferences, and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any series;

iv. whether or not any shares of any series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

v. whether or not the shares of a series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

vi. the dividend rate or rates, if any, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

vii. the rights, if any, of the holders of any series upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation, and the preference, if any, to or the relation to, the rights of any other class or series upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

viii. whether or not any shares of any series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock, of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

ix. such other powers, preferences, rights, qualifications, limitations and restrictions with respect to any series as the Board of Directors determines to be advisable.

c. The shares of each series of Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of Preferred Stock designated for any existing series by a resolution increasing the number of shares designated as such series from the authorized and unissued shares of Preferred Stock not designated for any other series. The Board of Directors may decrease the number of shares of Preferred Stock designated as any existing series to a number not less than the number of shares of such series then outstanding by a resolution decreasing the number of shares of Preferred Stock designated as such existing series, and the number of shares no longer designated as such series shall become authorized, unissued, and undesignated shares of Preferred Stock.

2. Provisions Relating to Common Stock.

a. Subject to the terms of the Stockholders Agreement dated June 1, 2018, among the Corporation, SCR-Sibelco N.V. (Sierra) and the Stockholders named therein (the Stockholders Agreement), the following provisions shall apply with respect to Common Stock:

i. Each share of Common Stock shall have identical rights and privileges in every respect. Common Stock shall be subject to the express terms of Preferred Stock and any series thereof. Except as may otherwise be provided in this A&R Certificate, in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the Stockholders, the holders of shares of Common Stock shall have the exclusive right to vote for the election of members of the Board of Directors (each such member, a Director) and for all other purposes, and the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of Stockholders. Each holder of Common Stock shall be entitled to notice of any Stockholders’ meeting in accordance with the Bylaws of the Corporation (the Bylaws, as in effect at the time in question) and applicable law on all matters put to a vote of the Stockholders.

ii. Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this A&R Certificate (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this A&R Certificate (including any Preferred Stock Designation) or pursuant to the DGCL (or any successor provision thereto).

iii. Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive ratably in proportion to the number of shares of Common Stock held by them such dividends and distributions (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally available therefor.

iv. Except as otherwise provided in a Preferred Stock Designation, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock or any class or series thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to the Stockholders, ratably in proportion to the number of shares of Common Stock held by them. Except as otherwise provided in a Preferred Stock Designation, a liquidation, dissolution or winding-up of the Corporation, as such terms are used in this Paragraph (d), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

v. Except as otherwise provided in a Preferred Stock Designation, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of Common Stock or Preferred Stock entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either Common Stock or Preferred Stock voting separately as a class shall be required therefor.

3. General.

a. Subject to the foregoing provisions of this A&R Certificate, any then-existing Preferred Stock Designation and the Stockholders Agreement, the Corporation may issue shares of Preferred Stock and Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its sole and absolute discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

b. Subject to the Stockholders Agreement, the Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the Corporation’s capital stock of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument(s) approved by the Board of Directors. The Board of Directors shall be empowered to set the exercise price, duration, times for exercise, and other terms of such options or rights; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.

c. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

FIFTH. Subject to the Stockholders Agreement, the total number of Directors shall be determined from time to time by resolution of the Board of Directors. Each Director shall serve for a term of one year or until his or her earlier death, resignation or removal.

SIXTH. Prior to the earlier of (i) the close of business on the tenth business day following the date on which Sierra and its affiliates (as such term is used in the Stockholders Agreement) no longer beneficially own more than 50% of the outstanding shares of Common Stock and (ii) the close of business on the business day following public announcement by Sierra that Sierra has made an election that the “Trigger Date” has occurred (the earlier of (i) and (ii), the Trigger Date), any action required or permitted to be taken at any annual meeting or special meeting of the Stockholders may be taken without a meeting, without prior notice and without a vote of Stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. On and after the Trigger Date, subject to the rights of holders of any series of Preferred Stock, any action required or permitted to be taken by the Stockholders must be taken at a duly held annual or special meeting of Stockholders and may not be taken by any consent in writing of such Stockholders.

SEVENTH. Special meetings of Stockholders may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of Directors which the Corporation would have if there were no vacancies; provided, however, that prior to the Trigger Date, special meetings of the Stockholders may also be called by the Secretary of the Corporation at the request of the holders of record of a majority of the outstanding shares of Common Stock. From and after the Trigger Date, and subject to the rights of holders of any series of Preferred Stock, the Stockholders do not have the power to call a special meeting of Stockholders.

EIGHTH. In furtherance of, and not in limitation of, the powers conferred by the DGCL, subject to the Stockholders Agreement, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws. The Bylaws shall not be adopted, altered, amended or repealed by the Stockholders (i) prior to the Trigger Date, except by the affirmative vote of holders of not less than a majority in voting power of the then-outstanding shares of Common Stock entitled to vote generally in the election of Directors (considered for this purpose as one class) or (ii) after the Trigger Date, except by the affirmative vote of holders of not less than 66 2/3% in voting power of the then-outstanding shares of Common Stock entitled to vote generally in the election of Directors (considered for this purpose as one class).

NINTH. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and the Stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the Stockholders or class of Stockholders, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the Stockholders or class of Stockholders, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the Stockholders or class of Stockholders, as the case may be, and also on the Corporation.

TENTH. No Director shall be liable to the Corporation or the Stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition to the circumstances in which a Director is not personally liable as set forth in the preceding sentence, a Director shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a Director.

The Corporation shall indemnify and advance expenses to each Director or Officer to the fullest extent permitted by the DGCL.

Any amendment, repeal or modification of this Article Tenth shall be prospective only and shall not affect any limitation on liability of a Director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

ELEVENTH. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, the business opportunities that are from time to time presented to Sierra or any of its officers, directors, agents, members, affiliates and subsidiaries (other than the Corporation and its subsidiaries) (each, a Specified Party), or are business opportunities in which a Specified Party participates or desires to participate, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Specified Party shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or any stockholder, for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries. Notwithstanding the foregoing, a Specified Party who is a Director and who is offered any business opportunity in his or her capacity as a Director or Officer (a Directed Opportunity) shall be obligated to communicate such Directed Opportunity to the Corporation; provided, however, that all of the protections of this Article Eleventh shall otherwise apply to the Specified Parties with respect to such Directed Opportunity, including, without limitation, the ability of the Specified Parties to pursue or acquire such Directed Opportunity or to direct such Directed Opportunity to another person.

Neither the amendment nor repeal of this Article Eleventh, nor the adoption of any provision of this A&R Certificate or the Bylaws, nor, to the fullest extent permitted by applicable law, any modification of law, shall eliminate, reduce or otherwise adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

If any provision or provisions of this Article Eleventh shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Eleventh (including, without limitation, each portion of any paragraph of this Article Eleventh containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article Eleventh (including, without limitation, each such portion of any paragraph of this Article Eleventh containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect the Directors, Officers, its employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

This Article Eleventh shall not limit any protections or defenses available to, or indemnification or advancement rights of, any Director or Officer under this A&R Certificate, the Bylaws or applicable law. Any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Eleventh.

TWELFTH. The Corporation elects not to be governed by, and shall not be subject to the provisions of, Section 203 of the DGCL, as now in effect or hereafter amended, or any successor statute thereto, as permitted under and pursuant to subsection (b)(3) thereof.

THIRTEENTH. The Corporation shall have the right, subject to any express provisions or restrictions contained in this A&R Certificate, the Bylaws or the Stockholders Agreement, from time to time, to amend this A&R Certificate or any provision hereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a Director or Stockholder by this A&R Certificate or any amendment hereof are subject to such right of the Corporation.

FOURTEENTH. Notwithstanding any other provision of this A&R Certificate or the Bylaws (and in addition to any other vote that may be required by law, this A&R Certificate, the Bylaws or the Stockholders Agreement), following the Trigger Date, the affirmative vote of the holders of at least 75% in voting power of the outstanding shares of Common Stock entitled to vote generally in the election of Directors (voting together as one class) shall be required to amend, alter or repeal ARTICLES FIFTH, SIXTH, SEVENTH, EIGHTH, ELEVENTH and FOURTEENTH of this A&R Certificate or to adopt any provision inconsistent therewith.

FIFTEENTH. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, Officer, employee or agent of the Corporation to the Corporation or the Stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this A&R Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Fifteenth.

SIXTEENTH. This A&R Certificate shall become effective (the Effective Time) at 8 AM ET on June 1, 2018.

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IN WITNESS WHEREOF, the undersigned has executed this A&R Certificate as of this 31st day of May, 2018.

UNIMIN CORPORATION

By:	/s/ Campbell Jones
Name: Campbell Jones Title: President and Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]